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                                                                      EXHIBIT 10

                                                SoundView Technology Group, Inc.
                                                22 Gatehouse Road
                                                Stamford, CT 06902-7908
                                                TEL:203-462-7200
                                                FAX:203-462-7350
                                                WEBSITE: www.sndv.com

December 20, 1999


Board of Directors
SOFTWORKS, Inc.
5845 Richmond Highway
Suite 400
Alexandria, VA 22303

Ladies and Gentlemen:

         We understand that EMC Corporation ("EMC"), Eagle Merger Corp., a wholly owned subsidiary of EMC ("Merger Sub"), and SOFTWORKS, Inc. ("SOFTWORKS" or the "Company") are considering entering into an agreement and plan of merger substantially in the form of the draft dated December 20, 1999 (the "Draft Merger Agreement") pursuant to which, among other things, Merger Sub shall be merged with and into the Company in a transaction (the "Merger") in which Merger Sub shall make a cash tender offer to acquire any and all shares of the issued and outstanding common stock, $.001 par value per share, of SOFTWORKS for $10.00 per share, net to seller, in cash (the "Merger Consideration"). The terms and conditions of the Merger are set forth in more detail in the Draft Merger Agreement, a copy of which has been furnished to us.

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of the Company, of the Merger Consideration.

         In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

         (i) reviewed the Draft Merger Agreement and the financial terms of the Merger set forth therein;

         (ii) reviewed the draft Agreement and Plan of Merger dated December 18, 1999;

        (iii)     reviewed the draft Stock Tender Agreement dated December 20,
                  1999;
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SOFTWORKS, Inc.
December 20, 1999
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         (iv)     reviewed the draft Indemnification Agreement by and between
                  Computer Concepts Corp. and SOFTWORKS dated December 20, 1999;

         (v) reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, and certain other filings with the Securities and Exchange Commission made by the Company, including proxy statements, Form 8-Ks, the prospectus dated August 4, 1998 relating to the initial public offering of SOFTWORKS common stock, and the prospectus dated June 3, 1999 relating to the public offering of SOFTWORKS common stock;

         (vi) reviewed certain other publicly available information concerning SOFTWORKS and the trading market for SOFTWORKS common stock;

         (vii) reviewed certain financial and operating information regarding the business, operations and prospects of the Company, including forecasts and projections, provided to us by the management of the Company;

         (viii) reviewed certain publicly available information concerning certain other companies we deemed to be reasonably similar to the Company and the trading markets for certain of such companies' securities;

         (ix) reviewed the financial terms of certain recent mergers and acquisitions that we deemed relevant;

         (x) conducted discussions with certain members of senior management of the Company concerning their business and operations, assets, present condition and future prospects; and

         (xi) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

         In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities (contingent or otherwise) of the Company. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have further relied upon the assurances of the management of SOFTWORKS
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SOFTWORKS, Inc.
December 20, 1999
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that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts and projections provided to SoundView Technology Group, Inc. by the Company represent the best currently available estimates and judgments of the Company's management as to the future financial condition and results of operations of the Company, and have assumed that such forecasts and projections have been reasonably prepared based on such currently available estimates and judgments. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

         We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

         We do not express any view as to the price at which the Company's stock will trade prior to the closing of the Merger. This letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger. This letter does not constitute a recommendation of the Merger over any other alternative transactions which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger.

         We have, in the past, provided financial advisory and investment banking services for the Company and have received fees for the rendering of such services. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

         Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration pursuant to the Draft Merger Agreement is fair, from a financial point of view, to the Company's shareholders.


                                        Very truly yours,

                                        /s/ SoundView Technology Group, Inc.